Exhibit 11

Execution Version

OBLIGATION TERMINATION AGREEMENT

THIS OBLIGATION TERMINATION AGREEMENT (“Agreement”) is made as of August 1, 2014 among W. R. GRACE & CO.–CONN., a Connecticut corporation (“Grace”), W. R. GRACE & CO., a Delaware corporation (“Grace Parent”), and WRG ASBESTOS PI TRUST, a Delaware statutory trust (the “Trust”).

RECITALS

A. As of February 3, 2014, Grace and the Trust entered into the Deferred Payment Agreement (PI) (“DPA”) pursuant to which Grace agreed to make the “Deferred Payments (PI)” (as defined in the DPA) to the Trust or the “Permitted Holder” (as defined in the DPA) in the aggregate principal amount of One Billion Five Hundred Fifty Million and 00/100 Dollars ($1,550,000,000.00).

B. As security for Grace’s obligations under the DPA, as of February 3, 2014, Grace Parent and the Trust entered into the W. R. Grace & Co. Guarantee Agreement (PI) (the “Guarantee”).

C. Further in connection with, and as credit support for, Grace’s obligations under the DPA, Grace Parent as of February 3, 2014, entered into the Share Issuance Agreement among Grace Parent, WRG Asbestos PD Trust (“PD Trust”), the Trust in its individual capacity and the Trust in its capacity as “Trusts’ Representative” (as defined in the Share Issuance Agreement).

D. To give effect to the subordination provisions of Section 7 of the DPA, the Trust, Grace, Grace Parent and Goldman Sachs Bank USA, as the agent for certain senior creditors of Grace and Grace Parent (“Agent”), entered into the Subordination Agreement dated April 4, 2014 (the “Subordination Agreement”).

E. The Trust and Grace desire to terminate all of Grace’s and Grace Parent’s obligations under the DPA, the Guarantee, and, as applicable to the Trust, the Share Issuance Agreement, including (without limitation) the obligation to make the Deferred Payments (PI), upon payment of the Consideration (as defined below) all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions, Recitals. Capitalized terms used in this Agreement without definition have the meanings respectively ascribed thereto in the DPA. The rules of interpretation set forth in the DPA are also adopted in this Agreement.

2. Termination, Consideration and Guarantee.

(a) Subject to the terms and conditions of this Agreement, upon payment of the Consideration on the Closing Date (as defined below), all of Grace’s obligations and liabilities under the DPA, including the obligation to make the Deferred Payments (PI) (collectively, “DPA Obligations”) will be deemed satisfied in full and each of the following agreements will be terminated and no longer enforceable by the parties hereto:

(i) the DPA, including, without limitation, Sections 3(e), 3(f), and 3(g), subject to reinstatement as and to the extent provided in Section 11 of the DPA;

(ii) the Guarantee, including, without limitation, Sections 5(b), 5(c), and 5(d), subject to reinstatement as and to the extent provided in Section 12 of the Guarantee; and

(iii) the Share Issuance Agreement, solely with respect to the rights and obligations of (A) the Trust and (B) Grace and Grace Parent with respect to the Trust, provided, for the avoidance of doubt that nothing in this Agreement shall prejudice or in any way serve to terminate or modify the rights and obligations, set forth in the Share Issuance Agreement, of (X) the PD Trust or (Y) Grace or Grace Parent with respect to the PD Trust.

(b) In consideration of such termination and satisfaction, Grace shall pay the Trust, by wire transfer of immediately available funds, at the Closing (as defined below), the sum of Six Hundred Thirty-Two Million and 00/100 Dollars ($632,000,000.00) (“Consideration”).

(c) Grace Parent hereby irrevocably guarantees the timely and full payment to the Trust by Grace of the Consideration at the Closing with the same effect as Grace Parent’s guarantee of the Guaranteed Obligations (PI) (as defined in the Guarantee) which, pursuant to the Guarantee, and the obligations of Grace hereunder, shall constitute Guaranteed Obligations (PI) for all purposes of the Guarantee. For the avoidance of doubt, the guarantee described in this Section 2(c) guarantees only payment of the Consideration and, without prejudice to the Trust’s rights to enforce this Agreement, neither payment nor failure to perform under such guarantee will under any circumstances trigger or require Issuance of the Section 524(g) Shares.

3. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held no later than three (3) Business Days after Grace receives proceeds from a debt offering (“Capital Transaction”) but in no event later than October 31, 2014. The parties hereto agree that time is of the essence. Notwithstanding the reference in the first sentence of this Section 3 to the Capital Transaction, subject to the satisfaction or waiver of the conditions set forth in Sections 8(a) and 8(b) of this Agreement, Grace’s obligation to consummate the transactions contemplated hereby is absolute, unconditional and not subject to the receipt of the proceeds of the Capital Transaction or any other financing or other market-related condition or contingency; provided, however, that if Grace does not complete a Capital Transaction prior to October 31, 2014, then the Warrant Implementation Letter dated October 25, 2012 among Grace Parent, the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants Representative, and the Official Committee of Equity Security Holders (“WIL”), shall, without the requirement of any further documentation or other action, be deemed amended and modified as follows: If the Trust delivers to Grace Parent an Election Notice (as defined in the WIL) requiring Grace Parent to purchase the Warrants (as defined in the WIL) on the terms and subject to the conditions set forth in the WIL prior to the Expiration Date of the Warrants, payment of the Purchase Price (as defined in the WIL) shall not be due and payable by Grace Parent until the earlier to occur of (A) if a Capital Transaction has been completed subsequent to October 31, 2014 but prior to delivery of an Election Notice, five (5) Business Days after delivery of such Election Notice, or (B) if a Capital Transaction has not been completed prior to delivery of an Election Notice, then on the earliest to occur of (i) five (5) Business Days after Grace completes a Capital Transaction, (ii) January 29, 2015, if the Election Notice is delivered on or before January 22, 2015, or (iii) February 8, 2015, if the Election Notice is delivered after January 22, 2015. Failure to pay the Purchase Price (as defined in the WIL) in accordance with the terms hereof shall constitute a material breach of the WIL, and, as provided in the WIL, upon any such breach, in addition to all other remedies available at law or in equity, the Trust shall have the right to exercise the Warrants (as defined in the WIL) in accordance with Section 4.2(a) of the Warrant Agreement (as defined in the WIL), notwithstanding that the Expiration Date (as defined in the WIL) may have occurred. The Purchase Price shall be payable with interest at a rate of 5% per annum from the day which is five (5) Business Days after Grace Parent receives the Election Notice through the day immediately preceding the day the Purchase Price is received by the Trust. The Trust may terminate this Agreement (a) if the Closing Date has not occurred on or prior to October 31, 2014 (other than as a result of the breach of any term or condition hereof by the Trust) or (b) if the Trust gives notice of a material breach of the terms and conditions hereof by Grace or Grace Parent and such material breach continues uncured for ten (10) Business Days. Grace may terminate this Agreement (x) if the conditions of Section 8(a) and 8(b) hereof have not been satisfied or waived by October 31, 2014, or (y) if Grace or Grace Parent gives notice of a material breach of the terms and conditions hereof by the Trust and such material breach continues uncured for ten (10) Business Days. Upon such termination, the Trust or Grace, as applicable, shall have all rights and remedies under applicable law, including any rights arising out of the breach of any term or condition hereof.

4. Closing Deliveries.

(a) At the Closing, the Trust shall deliver or provide to Grace and Grace Parent the following:

(i) an Acknowledgement of Obligation Termination and Discharge with respect to the DPA, the Guarantee and, as to the Trust only, the Share Issuance Agreement in the form attached hereto as Exhibit A (“Termination Acknowledgment”) executed by the Trust;

(ii) a certificate executed by an authorized representative of the Trust to the effect; (A) that all representations and warranties of the Trust in this Agreement are true and correct in all material respects, in each case when made and as of the date of Closing (“Closing Date”) as if made on and as of the Closing Date; and (B) that all the terms, covenants and conditions to be complied with or provided by the Trust on or prior to the Closing Date have been complied with or provided in all material respects; and

(iii) such other documents as Grace, Grace Parent or counsel to Grace and Grace Parent may reasonably request.

(b) At the Closing, Grace and/or Grace Parent shall deliver or provide to the Trust the following:

(i) the Consideration;

(ii) a certificate executed by an officer of each of Grace and Grace Parent to the effect: (A) that all representations and warranties of Grace or Grace Parent (as applicable) in this Agreement are true and correct in all material respects, in each case when made and as of the Closing Date as if made on and as of the Closing Date; and (B) that all the terms, covenants and conditions to be complied with or provided by Grace or Grace Parent (as applicable) on or prior to the Closing Date have been complied with or provided in all material respects;

(iii) the consent of the Agent under the Subordination Agreement (“Agent Consent”) to the transactions contemplated hereby; and

(iv) such other documents as the Trust or counsel to the Trust may reasonably request.

5. Representations and Warranties of the Trust. The Trust represents and warrants to Grace and Grace Parent, as of the date hereof and as of the Closing Date, that:

(a) The execution, delivery and performance by the Trust of this Agreement, and the consummation of the transactions contemplated hereby are within the powers of the Trust and have been or will have been duly authorized by all necessary trust and other action on the part of the Trust, and that this Agreement constitutes a valid and binding agreement of the Trust, enforceable against the Trust in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) The execution, delivery and performance by Grace and Grace Parent of this Agreement, and the consummation of the transactions contemplated hereby, satisfies all obligations of Grace and Grace Parent with respect to the Deferred Payments (PI) and Guaranteed Obligations (PI) under the Plan.

(c) The execution, delivery and performance by the Trust of this Agreement and the consummation of the transactions contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official on the part of the Trust.

(d) The execution, delivery and performance by the Trust of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) violate the certificate of formation or trust agreement (or similar constituent documents) of the Trust, (ii) assuming Grace and/or Grace Parent obtains the Agent Consent, violate any material agreement to which the Trust is a party or by which the Trust or any of its property or assets is bound, including the Plan, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Trust.

(e) There is no Permitted Holder other than the Trust.

(f) Other than Rothschild Inc., whose fee shall be paid by the Trust, there is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of the Trust who might be entitled to any fee or commission from Grace or Grace Parent upon consummation of the transactions contemplated by this Agreement.

(g) The Trust (i) either alone or together with its representatives, has such knowledge and experience in financial, business and tax matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement and to make an informed decision to enter into the transactions contemplated hereby, and has so evaluated the risks and merits of such transaction, and (ii) has had the opportunity to review the reports filed by Grace Parent with the Securities and Exchange Commission (“SEC”). Notwithstanding the foregoing, the Trust acknowledges that neither of Grace nor Grace Parent has made any representations, warranties or covenants regarding Grace Parent, Grace, or the transactions contemplated hereby that are not reflected in this Agreement.

(h) Except as expressly set forth in this Section 5, the Trust makes no representation or warranty, express or implied, at law or in equity, in respect of the Trust or the transactions contemplated hereby, and any such other representations and warranties are hereby expressly disclaimed.

6. Representations and Warranties of Grace and Grace Parent. Grace and Grace Parent represent and warrant, jointly and severally, to the Trust, as of the date hereof and as of the Closing Date, that:

(a) The execution, delivery and performance by Grace and Grace Parent of this Agreement, and the consummation of the transactions contemplated hereby are within the powers of Grace and Grace Parent and have been or will have been duly authorized by all necessary corporate and other action on the part of Grace and Grace Parent, and that this Agreement constitutes a valid and binding agreement of Grace and Grace Parent, enforceable against Grace and Grace Parent in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement or creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) The execution, delivery and performance by Grace and Grace Parent of this Agreement and the consummation of the transactions contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official on the part of Grace and Grace Parent.

(c) The execution, delivery and performance by the Trust and Grace and Grace Parent of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) violate the articles or certificate of incorporation or bylaws of Grace and/or Grace Parent, (ii) assuming the Agent Consent is obtained, violate any material agreement to which Grace and Grace Parent is a party or by which Grace and Grace Parent or any of their respective property or assets is bound, provided, that for purposes of this subsection (ii), all agreements evidencing indebtedness under the Deferred Payment Documents shall be deemed material agreements, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to Grace and Grace Parent.

(d) There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of Grace and Grace Parent who might be entitled to any fee or commission from the Trust upon consummation of the transactions contemplated by this Agreement.

(e) After giving effect to the transaction contemplated by this Agreement, neither Grace nor Grace Parent will be Insolvent.

(f) The receipt of funds by the Trust upon payment of the Consideration by Grace and/or Grace Parent will not be in breach of Section 7 of the DPA or the Subordination Agreement, and will not be subject to any similar right of return, claw-back or participation right by any third party, including any party to the Deferred Payment Documents.

(g) Each of Grace and Grace Parent acknowledges that the Trust has not made any representations, warranties or covenants regarding the Trust, or the transactions contemplated hereby that are not reflected in this Agreement.

(h) Except as expressly set forth in this Section 6, neither Grace nor Grace Parent, makes any representation or warranty, express or implied, at law or in equity, in respect of Grace or Grace Parent, or the transactions contemplated hereby, and any such other representations and warranties are hereby expressly disclaimed.

7. Covenants.

(a) During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement pursuant to Section 3 hereof or by express mutual written agreement of all the parties hereto (the “Termination Date”), the Trust shall:

(i) not take or omit to take any action as a result of which any representation or warranty of the Trust made in Section 5 would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

(ii) not take or omit to take any action inconsistent with the consummation of the transactions contemplated hereby; and

(iii) other than as mutually agreed by all the parties hereto, keep confidential that the parties have entered into this Agreement and the terms of the transactions contemplated hereby, provided that such confidentiality obligations shall terminate upon the issuance of a press release or a filing on Form 8-K by Grace Parent.

(b) During the period from the date of this Agreement and continuing until the earlier of the Closing or the Termination Date, Grace and Grace Parent shall:

(i) obtain the Agent Consent;

(ii) not take or omit to take any action as a result of which any representation or warranty of Grace and Grace Parent made in Section 6 would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

(iii) not take or omit to take any action inconsistent with the consummation of the transactions contemplated hereby; and

(iv) other than as mutually agreed by all the parties hereto, keep confidential that the parties have entered into this Agreement and the terms of the transactions contemplated hereby, provided that such confidentiality obligations shall terminate upon the issuance of a press release or a filing on Form 8-K by Grace Parent.

8. Conditions to Closing.

(a) The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the condition that no order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement, and no action, suit or other proceeding shall be pending or threatened in writing that has a reasonable likelihood of resulting in any such order, writ, injunction or decree.

(b) The obligations of Grace and Grace Parent under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Grace and/or Grace Parent in its sole discretion:

(i) all representations and warranties of the Trust in this Agreement shall be true, complete and correct in all material respects, in each case when made and on and as of the Closing Date as if made on and as of the Closing Date;

(ii) all of the terms, covenants and conditions to be complied with and performed by the Trust on or prior to the Closing Date shall have been complied with or performed in all material respects; and

(iii) the Trust shall have made all the deliveries required under, and shall otherwise have fully complied with Section 4(a) hereof.

(c) The obligations of the Trust under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Trust in its sole discretion:

(i) all representations and warranties of Grace and Grace Parent in this Agreement shall be true, complete and correct in all material respects, in each case when made and on and as of the Closing Date as if made on and as of the Closing Date;

(ii) all of the terms, covenants and conditions to be complied with and performed by Grace and Grace Parent on or prior to the Closing Date shall have been complied with or performed in all material respects; and

(iii) Grace and Grace Parent shall have made all the deliveries required under, and shall otherwise have fully complied with Section 4(b) hereof.

9. Mutual Releases.

(a) Effective on the Closing Date (assuming consummation of the transactions contemplated hereby) and without limiting the effect of the Termination Acknowledgment, the Trust releases, holds harmless, and forever discharges each of Grace and Grace Parent and their respective Subsidiaries and Controlled Affiliates and all senior key employees, officers or directors of each such Subsidiary and Controlled Affiliate (collectively, “Grace Released Parties”) from any and all claims, actions, causes of action, liability, obligations or expense (collectively, “Released Claims”) of any nature whatsoever, known or unknown, fixed or contingent, that the Trust has or may have on the Closing Date or may have after the Closing Date against the Grace Released Parties (or any of them), arising under, out of or in connection with the DPA, the Deferred Payments (PI), the Deferred Payment Documents (PI) or the DPA Obligation but nothing in the foregoing shall release, hold harmless or discharge any of the Grace Released Parties from their respective obligations under this Agreement, or under the DPA or the Guarantee to the extent such agreements are reinstated in accordance with the terms Section 11 or 12 thereof, respectively.

(b) Effective on the Closing Date (assuming consummation of the transactions contemplated hereby), each of Grace and Grace Parent shall release, hold harmless and discharge the Trust and its Controlled Affiliates (collectively the “Trust Released Parties”) from any and all Released Claims, of any nature whatsoever, known or unknown, fixed or contingent that Grace, Grace Parent or either or both of them have or may have on the Closing Date or may have after the Closing Date against the Trust Released Parties (or any of them), arising under or out of or in connection with the DPA, the Deferred Payments (PI) or the DPA Obligations, but nothing in the foregoing shall release, hold harmless or discharge any of the Trust Released Parties from their obligations under this Agreement or the Termination Acknowledgment or under the DPA or the Guarantee to the extent such agreements are reinstated in accordance with the terms Section 11 or 12 thereof, respectively.

10. Survival of Representations and Warranties. The representations and warranties of the parties under this Agreement shall survive the Closing Date for a period of eighteen (18) months (the “Survival Period”) and at the end of that period shall expire and be of no further force or effect. Any claim of breach of representation or warranty under this Agreement must, to be legally effective, be asserted by written notice from the non-breaching party or parties to the party or parties allegedly in breach on or prior to termination of the Survival Period.

11. Indemnification.

(a) In the event the Trust breaches any of its representations, warranties or covenants contained herein, and provided that Grace or Grace Parent makes a written claim for indemnification against the Trust pursuant to Section 10 within the Survival Period, then the Trust shall indemnify Grace and/or Grace Parent from and against all Adverse Consequences Grace or Grace Parent shall suffer proximately caused by such breach. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (excluding incidental, consequential and punitive damages, unless actually paid to a third party), dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

(b) In the event either Grace or Grace Parent breaches any of its representations, warranties or covenants contained herein and provided that the Trust makes a written claim for indemnification against Grace or Grace Parent pursuant to Section 10 within the Survival Period, then Grace and/or Grace Parent (as applicable) shall indemnify the Trust from and against any and all Adverse Consequences the Trust shall suffer proximately caused by such breach. For the avoidance of doubt, if the Closing does not occur as a result of any act or omission of Grace or Grace Parent, or for any other reason, whether within or outside the control of Grace or Grace Parent, but without prejudice to the Trust’s rights to enforce this Agreement, such events shall not constitute a breach or default or otherwise affect Grace and Grace Parent’s obligations under or compliance with any of the Deferred Payment Documents (PI) or the Plan.

12. Waiver. There shall be no implied waiver based upon any delay on the part of any party hereto in exercising any right or remedy such party may have pursuant to this Agreement.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, void, voidable, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such event will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, or the obligations of any other party to this Agreement, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, void, voidable, illegal, unenforceable or rejected provision had never been contained herein. The parties hereto further agree to use commercially reasonable efforts to replace such invalid, void, voidable, illegal, unenforceable or rejected provision of this Agreement with an effective, valid and enforceable provision which will achieve, to the fullest extent possible, the economic, business and other purposes of the invalid, void, voidable, illegal, unenforceable or rejected provision.

14. Complete Agreement. This Agreement, together with the Termination Acknowledgment (which is incorporated into the body of this Agreement), embodies the complete agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, preempts and terminates all other prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent relating thereto.

15. Counterparts. This Agreement may be executed (including by facsimile or portable document format (.pdf)) in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

16. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Entity other than the parties hereto and their respective successors, and assigns, any rights, remedies, obligations or liabilities.

17. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) With respect to claims, suits, actions, proceedings, and other disputes arising out of, in respect of or relating to this Agreement (such claims, suits, actions, proceedings, and other disputes, the “Claims”), each of the parties to this Agreement hereby irrevocably submits to the jurisdiction of the Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware (the “Courts”), or, if both such Courts are not permitted under applicable Law to exercise jurisdiction with respect to the matter in question then to the jurisdiction of any other federal or state court in the state, county and city of New York, New York and each of the parties to this Agreement agrees that any and all Claims may be brought, heard and determined in such courts.

(c) Each of the parties to this Agreement agrees that (i) venue shall be proper in the courts referenced in this Section 17 and hereby waives any objection or defense that it may now or hereafter have to the laying of venue in such courts, including any of the foregoing based upon the doctrine of forum non conveniens; and (ii) all process which may be required to be served in respect of any such Claim (including any pleading, summons or other paper initiating any such Claim) may be served upon it, which service shall be sufficient for all purposes, in the manner for the provision of notice under this Agreement and shall be deemed in every respect effective service of process upon such party when so given.

18. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DEFERRED PAYMENT DOCUMENTS (PI). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PROVISION.

19. Notices. All notices required or permitted under this Agreement must be in writing and will be deemed to be delivered and received when actually received by the party to whom notice is sent at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance with this Section 19):

If to Grace: W. R. Grace & Co.-Conn. 7500 Grace Drive Columbia, MD 21044 Attn: Corporate Secretary Facsimile: (410) 531-4545	With copies, which shall constitute notice to:	Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 Attn: Adam C. Paul Facsimile: (312) 862-2200 apaul@kirkland.com

If to Grace Parent: W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044 Attn: Corporate Secretary Facsimile: (410) 531-4545	With copies, which shall constitute notice to:	Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 Attn: Adam C. Paul Facsimile: (312) 862-2200 apaul@kirkland.com

If to the Trust: B. Thomas Florence Executive Director WRG Asbestos PI Trust C/O ARPC 1220 19TH Street NW Suite 700 Washington, DC 20036 Facsimile: (202) 797-3619 t.florence@arpc.com	With copies, which shall constitute notice to:	James C. Melville

Kaplan, Strangis and

Kaplan, P.A.

5500 Wells Fargo Center

Minneapolis, MN 55402

Facsimile: (612) 375-1143

jcm@kskpa.com

and

Edward E. Steiner

Keating Muething & Klekamp PLL

One East Fourth Street

Suite 1400

Cincinnati, OH 45202

Facsimile: (513) 579-6457

esteiner@kmklaw.com

and

Marla Rosoff Eskin

Campbell & Levine, LLC

222 Delaware Ave., Ste. 1620

Wilmington, DE 19801

Facsimile: (302) 426-9947

meskin@camlev.com

20. Amendments and Waivers. No provision of this Agreement may be waived, amended, supplemented or modified except by a written instrument executed by the Trust, Grace Parent and Grace.

21. Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of, or any failure to perform, any specific provision of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of any specific provision of this Agreement or to obtain injunctive relief to prevent breaches of any specific provision of this Agreement exclusively in the Courts, (b) shall waive, in any action for specific performance or injunctive relief, the defense of the adequacy of a remedy at law, and (c) shall waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief. Any party’s pursuit of specific performance or injunctive relief at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party.

22. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

W. R. GRACE & CO.–CONN.

By:	/s/ Mark A. Shelnitz
Name:	Mark A. Shelnitz
Title:	Vice President

W. R. GRACE & CO.

By:	/s/ Mark A. Shelnitz
Name:	Mark A. Shelnitz
Title:	Vice President

WRG ASBESTOS PI TRUST

By:	/s/ Lewis R. Sifford
Name:	Lewis R. Sifford
Title:	Managing Trustee

Exhibit A

ACKNOWLEDGEMENT OF

OBLIGATION TERMINATION AND DISCHARGE

This instrument is executed and delivered by WRG ASBESTORS PI TRUST, a Delaware statutory trust (the “Trust”) pursuant to Section 4(a) of the Obligation Termination Agreement dated as of August 1, 2014 (“Agreement”) among W. R. Grace & Co.-Conn., a Connecticut corporation (“Grace”), W. R. Grace & Co., a Delaware corporation (“Grace Parent”), and the Trust. Capitalized terms used in this instrument without definition shall have the meanings respectively ascribed thereto in the Agreement.

The Trust hereby acknowledges that, effective as of the date hereof, each of the following has been terminated and is no longer enforceable by the parties to the Agreement:

(i) the DPA, including, without limitation, Sections 3(e), 3(f), and 3(g), subject to reinstatement as and to the extent provided in Section 11 of the DPA;

(ii) the Guarantee, including, without limitation, Sections 5(b), 5(c), and 5(d), subject to reinstatement as and to the extent provided in Section 12 of the Guarantee; and

(iii) the Share Issuance Agreement, solely with respect to the rights and obligations of (A) the Trust and (B) Grace and Grace Parent with respect to the Trust, provided, for the avoidance of doubt that nothing in this Agreement shall prejudice or in any way serve to terminate or modify the rights and obligations, set forth in the Share Issuance Agreement, of (X) the PD Trust or (Y) Grace or Grace Parent with respect to the PD Trust.

The Trust hereby discharges each of Grace and Grace Parent from and with respect to the DPA Obligations, as and to the extent set forth in the Agreement.

This instrument is given as further documentation of the transactions contemplated by the Agreement and does not enlarge, extend, limit or impair the respective rights, remedies and obligations of the parties to the Agreement.

Dated: , 2014	WRG ASBESTOS PI TRUST

By:
Name:
Title: